Exhibit 10.1

SEPARATION AGREEMENT

This Agreement is effective this 16th day of October, 2015, between Jacobs Engineering Group Inc. and its affiliated and subsidiary companies (“Jacobs”) and Santo Rizzuto (“Employee”).

WHEREAS, Employee has been a full time employee of Jacobs;

WHEREAS, Employee has terminated his employment with Jacobs on a mutual and amicable basis; and

WHEREAS, Employee and Jacobs desire to define the details of Employee’s separation from Jacobs.

NOW, THEREFORE, in consideration of the valuable promises and the agreements contained herein, it is agreed as follows:

1. Termination of Employment. Employee’s employment with Jacobs will terminate effective December 31, 2015, (“Resignation Date”).

2. Employment References. Employee acknowledges that it is Jacobs’ policy that when it receives reference inquiries from prospective employers regarding former employees, Jacobs will confirm only information of position held and dates of employment. Salary information will be confirmed only if authorized in writing by the former employee. Jacobs agrees to conform to the above policy if it receives any reference inquiries regarding Employee.

3. Lump Sum Payment. As consideration for this separation agreement, Jacobs will provide Employee with a lump sum payment of Six Hundred and Seventy Thousand Dollars ($670,000) within fifteen days of the Resignation Date.

4. Payment of Amounts Owed. Jacobs will pay all remuneration owed to Employee as a result of his employment with Jacobs through the Resignation Date, including, but not limited to, amounts owed under his Transition Agreement dated as of April 8, 2015, and amounts owed for repatriation as described in our letter to you dated March 10, 2014. Any outstanding expense reports for expenses incurred by Employee in the course of his employment with Jacobs through the Separation Date will be paid to Employee in accordance with normal approval and payment procedures.

5. Acknowledgment of Full Payment. Employee acknowledges that the payments and arrangements described herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Employee as a result of his employment with Jacobs and/or the termination of that employment, and that in the absence of this Agreement, Employee would not be entitled to, among other things, the payment and benefits specified in paragraph 3.

6. Incentive Bonus Plan and Equity Awards. Employee shall be eligible for a bonus award for FY 2015 provided he remains employed by the Company through the Resignation

Date. Employee will not be eligible to receive a bonus award for FY2016 or thereafter, any remaining unpaid incentive bonus amounts from prior years, and, after the date this Agreement has been executed by both parties, he is not eligible to receive any additional stock options, restricted stock awards or other stock incentives. Employee acknowledges that from and after the Separation Date, any unvested restricted stock that Employee may have is forfeited.

7. Other Employee Benefits. Nothing herein shall deprive Employee of any vested benefits that Employee has in the Jacobs’ Section 401(k) or other employee benefit plan, including, but not limited to, accrued paid time off (“PTO”) benefits.

8. Right to Elect Continued Coverage. Upon Employee’s termination of employment, Employee may elect to continue health insurance coverage (medical, dental, vision, employee assistance program, and healthcare flexible spending account) as permitted under COBRA. Information on the COBRA Program and the cost to continue coverage will be mailed to Employee by Jacobs’ Corporate Human Resources Department. Employee will have 60 days after receipt of this information to elect COBRA participation, retroactive to the termination of Employee’s employment status. Employee should retain Employee’s medical cards if Employee plans to continue coverage. Employee should contact Jacobs’ Human Resources Department regarding conversion rights or porting rights for life and accident insurance coverage.

9. Non-Disclosure of Trade Secrets, Confidential and Proprietary Information. At the outset of Employee’s employment with Jacobs, Employee executed an Employee Invention and Confidential Information Agreement (the “EICI Agreement”) in which Employee made certain specifically enforceable promises, a copy of which is attached hereto as Exhibit “A”. The termination of Employee’s employment does not terminate Employee’s obligations under the EICI Agreement. Specifically, Jacobs may enforce the confidentiality provisions of the EICI Agreement even though Employee leaves its employ.

Employee’s position at Jacobs placed Employee in the possession of highly sensitive and extremely proprietary information of Jacobs, including, but not limited to, in the very highly competitive consulting, engineering, design, construction and construction management business. Under the EICI Agreement, Employee must hold in confidence and may not disclose any proprietary, technical or business records, data or information developed by Employee or disclosed to Employee by Jacobs or by its customers or prospective customers or any subsidiary, parent or affiliate of Jacobs, including but not limited to, information regarding Jacobs’ highly sensitive extremely proprietary information regarding its consulting, engineering, design, construction and construction management business and prospects. Furthermore, Employee may utilize such information only as authorized by Jacobs. Thus, Employee may not use or disclose any of this information during any new employment.

The confidential proprietary information and trade secrets covered by the EICI Agreement include, but are not limited to, the following:

(i)	All business development and client information within the exclusive control of Jacobs, including but not limited to:

(a)	Current and prospective customer lists;

(b)	Current and prospective business projects;

(c)	Pricing, rates, schedules and method of bidding on individual projects;

(d)	Technical details and status reports involving current and prospective projects;

(e)	Contracting strategies, philosophies and/or techniques;

(f)	Salary rates and benefit levels for Jacobs’ employees;

(g)	Employment and recruitment policies of Jacobs; and

(h)	Internal policies and procedures utilized by Jacobs in performing business projects and consulting work.

(ii)	Strategic business plans and marketing initiatives of Jacobs which are not general public knowledge.

(iii)	Any other confidential, proprietary, technical data developed by Employee or disclosed to Employee by Jacobs during Employee’s employment, whether pertaining to specific projects with which Employee was involved or otherwise.

As to this information, Jacobs hereby reminds Employee that Employee must abide by Employee’s confidentiality responsibilities and refrain from using or disclosing any of the above information to Employee’s new employer or to any third party without prior written consent from Jacobs. Furthermore, Jacobs also reminds Employee that Employee must immediately return to it all written material currently in Employee’s possession relating to the above-listed proprietary information.

If Employee in any way breaches his obligations not to disclose the trade secrets and confidential proprietary information of Jacobs, whether by using or disclosing any of the above-listed information, Jacobs will immediately pursue all legal remedies available to it, including without limitation, an injunction preventing Employee’s continued conduct and/or a civil action for damages.

10. Entire Agreement; Choice of Law. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and an executive officer of Jacobs. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (without giving effect to its conflicts of laws, rules or principles) and no failure or delay in exercising any right, power or privilege hereunder shall operate or a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. Releases of Claims. In further consideration of the foregoing, Employee hereby releases and discharges Jacobs, its affiliated and subsidiary companies, and its and their respective present and former agents, officers, directors, employees, successors and assigns (hereinafter collectively “Jacobs Releasees”) from any and all matters, claims, demands, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, whether in law or in equity, which Employee has or may have against the Releasees. This release includes, without limitation, all claims and causes of action, known or unknown by Employee, arising out of or in any way connected with Employee’s employment relationship with Jacobs and/or the termination of Employee’s employment. This release includes, without limitation, claims arising under federal, state or local laws prohibiting employment discrimination and/or claims arising out of any legal restrictions upon Jacobs’ right to terminate Employee’s employment. Employee expressly understands that among the various rights and claims being waived by him/her in this Agreement are those arising under the Age Discrimination in Employment Act, (29 U.S.C. § 621, et seq.), as amended. Employee further warrants that he/she has not filed any claims against the Jacobs Releasees.

13. Waiver. Section 1542 of the Civil Code of the State of California provides, generally, that a release does not extend to unknown claims. Specifically, Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

For the purposes of implementing a full and complete release and discharge of Jacobs Releasees, Employee expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and acknowledges that this Agreement is intended to include and discharge all claims which Employee does not know or suspect to exist at the time of execution of this Agreement related to his employment with Jacobs and/or the termination of that employment.

14. Defense and Indemnity: Notwithstanding the releases and waivers set forth in Paragraphs 12 and 13, Employee shall be provided with all rights of indemnification and defense currently provided to Employee pursuant to the Indemnification Agreement entered into between Employee and Jacobs or to any officer or other executive of Jacobs under any of Jacobs’ Bylaws, Certificate of Incorporation, resolutions and insurance policies and/or applicable law.

15. Consideration Period. Employee acknowledges that under the Age Discrimination in Employment Act, Employee has twenty-one (21) days within which to consider this Agreement before executing it. If, however, Employee executes this Agreement before the expiration of the 21-day consideration period, Employee acknowledges that he/she has knowingly and voluntarily waived the consideration period and further acknowledges that he/she has taken sufficient time to consider this Agreement before executing it.

16. Revocation Period. This Agreement shall not become binding until seven (7) calendar days after the date of the last signature. During this 7-day period, Employee may revoke this Agreement. Such revocation must be in writing, directed to Michael R. Tyler, Senior Vice President & General Counsel, Jacobs Engineering Group Inc., 155 N. Lake Avenue, Pasadena, California, 91101, and received by Jacobs within said 7-day period. Upon expiration of the 7-day period, Employee acknowledges that this Agreement becomes final and binding.

17. Individual Agreement. This Agreement has been individually negotiated and is not part of a group exit incentive or other termination program.

18. Confidentiality. The terms of this Agreement are confidential. Each of Employee and Jacobs agrees not to publicize this Agreement directly, either in specifics or as to general content, to either the public generally, to any current or former employee of Jacobs, or to any other person or entity, except (i) as required by applicable law or regulation, (ii) as either party might be lawfully compelled to give testimony by a court of competent jurisdiction or participate in an EEOC proceeding or (iii) to the extent Jacobs deems reasonably necessary to disclose to its employees, officers and representatives for the purposes of effectuating the terms of this Agreement. Any such publication shall be considered a material breach of this Agreement and shall subject the breaching party to liability for damages. Employee’s agreement to keep confidential the terms of this Agreement extends to Employee’s communications to all persons other than Employee’s immediate family, Employee’s attorneys and accountants who have a legitimate need to know the terms in order to render professional advise or services to Employee; otherwise, Employee agrees not to identify or reveal any other terms of this Agreement except as otherwise provided herein.

19. Non-Disparagement. Employee agrees that she will not in any way disparage Jacobs, including current or former officers, directors, agents and/or employees of Jacobs, nor will Employee make or solicit any comments, statements or the like to the media or to others, that may be considered to be derogatory or detrimental to the good name or business reputation of Jacobs.

20. Sensitive Information. Employee recognizes that he/she has occupied a position of trust with respect to business information of a highly sensitive and confidential nature, including but not limited to, names and duties of key personnel, business and growth/expansion plans, marketing and business development initiatives and prospects, financial results and forecasts, bidding information, cost and charging rates and their make up and structure, customer lists, and profit and operating margins (“Sensitive Information”).

Employee agrees that for a period of one year immediately following the termination of his/her employment, that he/she will not either directly or indirectly:

(a.) Disclose any Sensitive Information to any person, firm or corporation (Sensitive Information does not include information that is generally available in the public domain, other than as a result of any action by Employee; provided, however, Sensitive Information shall not be deemed to be in the public domain merely because individual features of it are in the public domain unless the combination itself and the principle of operation are also in the public domain.);

(b.) Make known to any person, firm or corporation the names or addresses of any of the customers of Jacobs or Jacobs’ affiliated companies or any other information pertaining to them that such recipient would be able to use in competition with Jacobs or Jacobs’ affiliated companies; or

(c.) Call on, solicit or take away, or attempt to call on, solicit or take away any of the customers of Jacobs or Jacobs’ affiliated companies on whom Employee called or with whom he/she became acquainted during his employment either on behalf of himself/herself or for any other person, firm or corporation with the intent to be in competition with Jacobs or Jacobs’ affiliated companies, nor shall he either directly or indirectly, for himself or on behalf of any third party, solicit, induce, recruit, or cause another person in the employ of Jacobs to terminate his/her employment for the purpose of joining, associating or becoming employed with any business or activity which is in competition with any business or activity engaged in by Jacobs.

21. Voluntary Agreement. EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT INVOLVES THE KNOWING AND VOLUNTARY RELEASE OF KNOWN AND UNKNOWN CLAIMS BY EMPLOYEE AGAINST JACOBS. EMPLOYEE UNDERSTANDS THAT HE/SHE HAS THE RIGHT TO, AND HAS BEEN GIVEN THE OPPORTUNITY TO, CONSULT WITH AN ATTORNEY OF HIS CHOICE. EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS BEEN (AND HEREBY IS) ADVISED BY JACOBS THAT HE/SHE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT HE/SHE HAS NOT BEEN DISCOURAGED OR DISSUADED FROM CONSULTING WITH AN ATTORNEY BY JACOBS.

22. Arbitration. The parties agree that the arbitration of disputes provides mutual advantages in terms of facilitating the fair and expeditious resolution of disputes. In consideration of these mutual advantages, the parties agree to the Arbitration Procedures set forth in Exhibit “A” attached hereto.

Executed at Pasadena, CA, this 16th day of October, 2015.

/s/ Santo Rizzuto
Santo Rizzuto

Executed at Pasadena, California, this 16th day of October, 2015.

JACOBS ENGINEERING GROUP INC.

By:	/s/ Michael Tyler
Title:	General Counsel

Exhibit “A”

Arbitration Procedures

(a) Scope of Arbitration

The parties will submit to arbitration, in accordance with these provisions, any and all disputes either party may have arising from or related to this Separation Agreement, including, but not limited to, its formation, breach, or performance. The parties further agree that the arbitration process agreed upon herein shall be the exclusive means for resolving all disputes made subject to arbitration herein but that no arbitrator shall have authority to determine whether disputes fall within the scope of these arbitration provisions.

(b) Time Limits on Submitting Disputes

The parties agree and understand that one of the objectives of this arbitration agreement is to resolve disputes expeditiously, as well as fairly, and that it is the obligation of both parties, to those ends, to raise any disputes subject to arbitration hereunder in an expeditious manner. Accordingly, the parties agree to waive all statutes of limitations that might otherwise be applicable, and agree further that, as to any dispute that can be brought hereunder, a demand for arbitration must be postmarked or delivered in person to the other party no later than six months after the dispute arises. Failure to demand arbitration on claims within this time limit is intended to, and shall to the further extent permitted by law, be a waiver and release with respect to such claims, and, in the absence of a timely submitted written demand for arbitration, an arbitrator has no authority to resolve the disputes or render an award, and no arbitrator has authority hereunder to determine the timeliness of an arbitration demand.

(c) Availability of Provisional Relief

These arbitration provisions shall not prevent Jacobs or Employee, as the case may be, from obtaining injunctive relief from a court of competent jurisdiction to enforce the confidentiality obligations of the parties under this Agreement.

(d) American Arbitration Association Rules Apply as Modified Herein

Any arbitration hereunder shall be conducted under the National Rules Procedures of the American Arbitration Association (AAA) for the Resolution of Employment Disputes, as modified herein.

(e) Invoking Arbitration

Either party may invoke the arbitration procedures described herein by submitting to the other, in person or by mail, a written demand for arbitration containing a statement of the matter to be arbitrated in sufficient detail to establish the timeliness of the demand. The parties shall then have fourteen days within which they may identify a mutually agreeable arbitrator. After the fourteen-day period was expired, the parties shall prepare and submit to the AAA a joint submission, with each party to contribute half of the appropriate administrative fee. In their submission to the AAA, the parties shall either designate a mutually acceptable arbitrator or request a panel of arbitrators from the AAA according to the procedure described in paragraph (f) below.

(f) Arbitrator Selection

In the event the parties cannot agree upon an arbitrator within fourteen days after the demand for arbitration is received, their joint submission to the AAA shall request a panel of nine arbitrators from the Joint Labor and Commercial Arbitration Panels who are practicing attorneys with professional experience in the field of labor and/or employment law and the parties shall attempt to select an arbitrator from the panel according to AAA procedures. In the event that the parties are unsuccessful, they shall request a second panel of nine comparably qualified arbitrators and repeat the selection process. If the parties remain unable to select an arbitrator, then they shall request from AAA a third panel of three comparably qualified arbitrators from which the AAA shall reject the least preferred candidate of each party and select the candidate with the highest joint ranking of the parties.

In the event of the death or disability of an arbitrator, the parties shall select a new arbitrator as provided above. The substitute arbitrator shall have the power to determine the extent to which he/she or she shall act on the record already made in arbitration.

(g) Prehearing Procedures

In order to achieve the objectives of a just, fair, and expeditious resolution of the dispute, the arbitrator shall promptly conduct, upon accepting assignment as arbitrator, a preliminary hearing, at which each party shall be entitled to submit a brief statement of their respective positions, and at which the arbitrator shall establish a timetable for prehearing activities and the conduct of the hearing, and may address initial requests from the parties for prehearing disclosure of information. At the preliminary hearing and/or thereafter, the arbitrator shall have the discretion and authority to order, upon request or otherwise, the prehearing disclosure of information to the parties. Such disclosure may include, without limitation, production of requested documents, exchange of witness lists and summaries of the testimony of proposed witnesses, and examination by deposition of potential witnesses, to the end that information disclosure shall be conducted in the most expeditious and cost-effective manner possible, and shall be limited to that which is relevant and for which each party has a substantial, demonstrable need. Pursuant to the same objectives, the arbitrator shall have the authority, upon request or otherwise, to conference with the parties or their designated representatives concerning any matter, and to set or modify timetables for all aspects of the arbitration proceeding.

The arbitrator may award either party its reasonable attorneys’ fees and costs, including reasonable expenses association with production of witnesses or proof, upon a finding that the other party (1) engaged in unreasonable delay, (2) failed to comply with the arbitrator’s discovery order, or (3) failed to comply with requirements of confidentiality hereunder. The arbitrator shall also have the authority, upon request or otherwise, to entertain and decide motions for prehearing judgment.

(h) Stenographic Record

There shall be a stenographic record of the arbitration hearing, unless the parties agree to record the proceedings by other reliable means. The costs of recording the proceedings shall be borne equally by both parties, subject to the limitations set forth in paragraph (m) below.

(i) Location

Unless otherwise agreed by the parties, arbitration hearings shall take place in Washington, D.C., at a mutually agreeable place or, if no agreement can be reached, at a place designated by the AAA.

(j) The Hearing

The party bearing the burden of proof according to the governing substantive law shall present its evidence first.

(k) Posthearing Briefs

After the close of the arbitration hearing, and on any issue concerning prehearing procedures, the arbitrator shall allow the parties to submit written briefs.

(l) Confidentiality

All arbitration proceedings hereunder shall be confidential. Neither party shall disclose any information about the evidence adduced by the other in the arbitration proceeding or about documents produced by the other in connection with the proceeding, except in the course of a judicial, regulatory or arbitration proceeding, or as may be requested by governmental authority. Before making any disclosure permitted by the preceding sentence, the party shall give the other party reasonable written notice of the intended disclosure and an opportunity to protect its interests. Expert witnesses and stenographic reporters shall sign appropriate nondisclosure agreements.

(m) Costs

Each party shall be responsible for its costs incurred in any arbitration, and the arbitrator shall have authority to include all or any portion of said costs and fees in his or her award. The costs and fees of the arbitrator and of the AAA shall be borne equally by the parties.

(n) Remedies

The arbitrator shall have authority to award any remedy or relief that a court of the State of California could grant in conformity to applicable law, except that the arbitrator shall have no authority to award attorneys’ fees or punitive damages, and shall offset from any award of compensation any and all amounts the prevailing party has received from collateral sources as compensation for the same injury that are not themselves subject to reimbursement as a consequence of the award.

(o) Law Governing the Arbitrator’s Award

In rendering an award, the arbitrator shall determine the rights and obligations of the parties according to the substantive law of the State of California (excluding conflicts of laws principles), and the arbitrator’s decision shall be governed by state and federal substantive law, including state and federal discrimination laws, as though the matter were before a court of law.

(p) Written Awards and Enforcement

Any arbitration award shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award. The parties agree that a competent court shall enter judgment upon the award of the arbitrator, provided it is in conformity with the terms of this Agreement.

(q) If any party of this arbitration procedure is in conflict with any mandatory requirement of applicable law, the statute shall govern, and that part shall be reformed and construed to the maximum extent possible in conformance with the applicable law. The procedures described in this paragraph shall remain otherwise unaffected and enforceable.